OPINION OF MICHAEL S. KROME
Exhibit 5.1



                             Michael S. Krome, Esq.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381


                                                                   July 14, 2006


Board of Directors
4360 Ferguson Drive
Suite 120
Cincinnati, Ohio  54245

Dear Sirs:

         We are acting as counsel to Pick-Ups Plus, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") of the offer and sale by the Company of up to 7,580,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company pursuant to the agreement of the Company to pay certain individuals for compensation for monies due and owing from the Company, as follows:

         1. 2,360,000 in the name of John Ipsaro, Esq,, for the payment of legal fees due;

         2. 7,500,000 in the name of William Angell for consulting services as compensation under the Consulting Agreement dated January 1, 2006;

         3. 1,000,000 in the name of Karen Dix of KDNY as compensation under the Management Consulting Agreement, date April 1, 2006;

         4. 2,500,000 in the name of Don Quaterman for consulting services as compensation under the Consulting Agreement dated July 1, 2006;

         5. 4,220,000 in the name of Teryy Andrews for consulting services as compensation under the Consulting Agreement dated July 1, 2006;

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

         In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by

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the Company , the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,


                                               Michael S. Krome